Exhibit 4.13

COMERICA SHARE PLEDGE AND ESCROW AGREEMENT

Re: Shares of Peace Arch Entertainment Group Inc.

The undersigned refer to the Conversion Right Assumption Agreement (the "Conversion Assumption Agreement") of even date among the parties, and others, by which Peace Arch Project Development Corp. ("PAPDC") is assuming among other things all of the obligations of Peace Arch Entertainment Group Inc. ("PAE") to Comerica Bank - California ("Comerica") under a Conversion Right Certificate dated January 30, 2003 issued by PAE to Comerica. Unless otherwise indicated, terms used herein have the same meanings as ascribed to them in the Conversion Right Assumption Agreement.

IN CONSIDERATION OF the sum of ONE DOLLAR ($1.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party hereto, the parties agree as follows

1.

In this agreement:

(a) the "Shares" means the 336,000 Shares in the capital of PAE,  including all substitutions therefor, accretions thereto, payments thereon and proceeds thereof; and

(b) the "Comerica Secured Obligations" means the obligations of PAPDC to Comerica with respect to the Conversion Right Certificate.

(c) the "PAE Secured Obligations" means the obligations of PAPDC to PAE by virtue of the operation of the Conversion  Right Assumption Agreement, including the obligation of PAPDC to perform the obligations of PAE which PAPDC has assumed under the Conversion Right Assumption Agreement.

4.

The parties hereby agree that the Shares shall be held in the possession of Richard Watson (the "Escrow Agent") on behalf of the parties as their interests may appear from time to time. The Escrow Agent shall not be required to act except in accordance with the express provisions hereof or in accordance with the joint written direction of the other parties.

5.

The Shares are hereby pledged and assigned and shall be held as a general and continuing collateral security for the performance of the Comerica Secured Obligations and the PAE Secured Obligations respectively.

Exhibit 4.13

6.

If Comerica exercises its rights under the Conversion Right Certificate, PAE shall upon receipt of such exercise give notice thereof to PAPDC and the Escrow Agent setting forth the number of shares to which Comerica is entitled (the "Exercised Shares").

7.

On the date upon which Comerica becomes entitled to the Exercised Shares, the Escrow Agent shall deliver the Exercised Shares to or to the order of Comerica, and the balance of the shares to or to the order of PAPDC; unless prior to that date either PAE or PAPDC  gives the Escrow Agent and Comerica notice (the "Dispute Notice") to the effect that it in good faith and on reasonable grounds disputes the calculation of Comerica of the number of the Exercised Shares claimed by Comerica and sets forth the basis upon which such dispute is made.

8.

If a Dispute Notice is given the Escrow Agent shall retain in escrow such number of Shares as are in dispute (the "Disputed Shares"), and shall deliver the balance of the Exercised Shares to Comerica, and the balance of the Shares to or to the order of PAPDC.

9.

If a Dispute Notice is given, the parties to the dispute shall work together in good faith and on reasonable commercial ground to resolve such dispute.

10.

The Escrow Agent shall not release the Disputed Shares except by written instruction of the other parties hereto, or under a final and conclusive order of a court of competent jurisdiction.

11.

Any Shares held in escrow shall be voted by PAPDC.

12.

 The Escrow Agent hereby accepts the Escrow Agent's duties and obligations under this agreement, provided that the Escrow Agent shall not be liable in any manner whatsoever for the sufficiency, correctness, genuineness, or validity of any certificate or documents deposited with the Escrow Agent and the Escrow Agent shall have no duties except those which are expressly set forth herein.

13.

PAPDC shall be liable to pay the Escrow Agent's fees and expenses for acting under this agreement.

14.

The Escrow Agent acts hereunder as an Escrow Agent and a depositary only and is not responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness or validity of any instrument deposited with the Escrow Agent, by or on behalf of a party referred to herein, or for the form or execution of such instrument, or for the identity, authority or rights of any person executing or depositing it.

15.

The Escrow Agent shall not be required to take notice of any default or take any action with respect to such default involving any expense or liability, unless notice in writing of such default is given to the Escrow Agent and unless the Escrow Agent is indemnified, in a manner satisfactory to the Escrow Agent, against such expense or liability.

Exhibit 4.13

16.

The Escrow Agent shall be entitled to rely upon any written notice, request, waiver, consent, receipt or other paper or document signed by the proper party or parties.

17.

The Escrow Agent shall not be liable for any act done or step taken or omitted by the Escrow Agent in good faith, or for any mistake of fact or law, or for anything which the Escrow Agent may do or refrain from doing in connection herewith.

18.

In the event of any disagreement among the parties to this agreement or among them or any of them and any other person, resulting in adverse claims and/or demands being made in connection with or for any property involved herein or affected hereby, subject to any applicable court order or judgment, the Escrow Agent shall be entitled, at the Escrow Agent’s option, to refuse to comply with any claims or demands on the Escrow Agent, as long as such disagreement shall continue, and in so refusing Escrow Agent may make no delivery or other disposition of any property involved herein or affected hereby, and in so doing Escrow Agent shall not be or become liable in any way or to any person for the Escrow Agent’s failure or refusal to comply with such conflicting or adverse demands.

19.

Any notice, demand or other communication required or permitted to be given to any party hereunder shall be in writing and may be made or given by facsimile transmission or by delivering the same in the case of PAE , to 407-124 Merton Street, Toronto, Ontario, in the case of PAPDC or the Escrow Agent to 402-220 Duncan Mill Road, Toronto, Ontario, Fax (416) 386-1373),

and shall be conclusively deemed to have been received by the addressee, if sent by facsimile transmission or by delivery, then on the business day so sent or delivered.

IN WITNESS WHEREOF this agreement has been executed as of the 31st day of May, 2004.

/S/ Richard Watson

RICHARD WATSON as Escrow Agent

PEACE ARCH ENTERTAINMENT GROUP INC.                PEACE ARCH PROJECT

DEVELOPMENT CORP.

By:_/S/ Mara Di Pasquale____________________                 By:/S/ John Curtis___________